Exhibit (a)(1)(E)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

AMERICAN LAND LEASE, INC.

at

$14.20 Net Per Share In Cash

by

GCP SUNSHINE ACQUISITION, INC.,

a subsidiary

of

GCP REIT II

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK

CITY TIME, AT THE END OF JANUARY 22, 2009, UNLESS THE OFFER IS EXTENDED.

December 23, 2008

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated December 23, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time constitute the “Offer”), in connection with the offer by GCP Sunshine Acquisition, Inc., a Delaware corporation (“Purchaser”) and a subsidiary of GCP REIT II, a Maryland real estate investment trust (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of American Land Lease, Inc. (the “Company”), as of the time Purchaser accepts for payment and pays for any Shares (as defined below) tendered and not withdrawn pursuant to the Offer (as defined below), including shares of restricted Common Stock under the Company’s 1998 Stock Incentive Plan (the “Company Stock Plan”) and any shares issuable upon exercise of options to acquire shares of Common Stock issued pursuant to the Company Stock Plan (the “Shares”), at a price of $14.20 per Share, net to the seller in cash (subject to applicable withholding taxes), without interest thereon.

The purpose of the Offer is for Parent, through Purchaser, to acquire control of the Company. If the Offer is consummated, and certain conditions are satisfied or waived, the Company and Purchaser will merge (the “Merger”) pursuant to an Agreement and Plan of Merger, dated as of December 9, 2008 (the “Merger Agreement”), by and among Parent, Purchaser, the Company and Asset Investors Operating Partnership, L.P., a Delaware limited partnership and a majority-owned subsidiary of the Company.

We are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms and conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The offer price is $14.20 per Share, net to you in cash, without interest (subject to applicable withholding taxes), upon the terms and subject to the conditions of the Offer.

2.	The Offer is being made for all outstanding Shares.

3.	The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, at the end of January 22, 2009, unless the Offer is extended (such date and time, as it may be extended, the “Expiration Date”).

4.	The Offer is conditioned upon a number of conditions as set forth in the Offer to Purchase, including (a) as of any scheduled Expiration Date, the number of Shares validly tendered pursuant to the Offer (and not withdrawn prior to such Expiration Date), together with the Shares then beneficially owned by Parent, Purchaser and any of their affiliates or any person managed by Parent, Purchaser or any of its affiliates (if any), must represent at least 88% of all Shares then outstanding (the “Minimum Condition”); (b) at or prior to any then scheduled Expiration Date, receipt by the Company of consents from the Company’s lenders, which consents do not required the Company to pay assumption fees in excess of a specified amount; (c) a specified period of time has elapsed since the date the condition in clause (b) above is satisfied; and (d) the Governmental Approval Condition (as defined in Section 15 – “Certain Conditions to the Offer” of the Offer to Purchase) must have been met.

5.	The board of directors of the Company has:

•

approved, adopted and authorized the form, terms and provisions of the Merger Agreement and all related documents and exhibits thereto and the Offer and the Merger and the other transactions contemplated by the Merger Agreement and declared them fair to and in the best interests of the Company and its stockholders;

•	authorized the Company to enter into the Merger Agreement;

•

determined that, if required in connection with the Merger, the Merger Agreement be submitted to a vote of holders of the Shares for adoption by them pursuant to the Delaware General Corporation Law (the “DGCL”); and

•

recommended that the stockholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer and approve and adopt the Merger Agreement and the Merger (if applicable) in accordance with the provisions of the DGCL.

6.	Tendering stockholders who are registered holders of Shares or who tender their Shares directly to Wells Fargo Bank, N.A., the Depositary for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, subject to the Offer to Purchase and the Instructions of the Letter of Transmittal, stock transfer taxes on the transfer sale of Shares pursuant to the Offer.

7.	Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for Shares pursuant to the procedures set forth in the Offer to Purchase, or timely book-entry confirmation with respect to such Shares, (b) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or in the case of a book entry transfer, an Agent’s Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates representing Shares or book-entry confirmations are actually received by the Depositary.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the revise side of this letter hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

Purchaser is not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid statute. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

The Board of Directors of the Company has determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders and approved the Merger Agreement and the Offer and the Merger and the other transactions contemplated by the Merger Agreement. Accordingly, the Board of Directors of the Company recommends that holders of Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and approve and adopt the Merger Agreement and the Merger (if applicable) in accordance with the provisions of the DGCL.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered in the Offer, and not properly withdrawn, prior to the Expiration Date if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance of the tenders of such Shares for payment pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal properly completed and duly executed (or a manually executed copy thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

AMERICAN LAND LEASE, INC.

at

$14.20 Net Per Share In Cash

by

GCP SUNSHINE ACQUISITION, INC.,

a subsidiary

of

GCP REIT II

In connection with the offer by GCP Sunshine Acquisition, Inc. (“Purchaser”), a subsidiary of GCP REIT II, a Maryland real estate investment trust, to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of American Land Lease, Inc. (the “Company”), as of the time Purchaser accepts for payment and pays for any Shares (as defined below) tendered and not withdrawn pursuant to the Offer (as defined below), including shares of restricted Common Stock under the Company’s 1998 Stock Incentive Plan (the “Company Stock Plan”) and any shares issuable upon exercise of options to acquire shares of Common Stock issued pursuant to the Company Stock Plan (the “Shares”), at a price of $14.20 per Share, net to the seller in cash (subject to applicable withholding taxes), without interest thereon, the undersigned hereby acknowledge(s) receipt of your letter dated December 23, 2008, the enclosed Offer to Purchase, dated December 23, 2008, and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the “Offer”).

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

NUMBER OF SHARES TO BE TENDERED:                                                                                                                   Shares*

Account Number:

Taxpayer Identification or Social Security Number(s):

Dated:                        , 20

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

SIGN BELOW

Signature(s):

Please Type or Print Name(s) Below:

Please Type or Print Address(es) Below:

Please Type or Print Area Code and Telephone Number(s):

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